Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Cineverse Corp. on Form S-1 (No. 333-214486), Form S-3 (Nos. 333-294364, 333-273098 and 333-222190) and Form S-8 (Nos. 333-266939 and 333-286515) of our report dated June 26, 2026, on our audits of the financial statements as of March 31, 2026 and 2025 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about June 26, 2026.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 26, 2026